EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of September 29, 2009 (the “Effective Date”), by and between Evans Bank, N.A. (the “Bank”), Evans Bancorp, Inc. (the “Company”), and Gary A. Kajtoch (the “Executive”). Any reference to the “Employer” shall mean both the Company and the Bank.

WHEREAS, the Executive is currently employed as Senior Vice President and Chief Financial Officer of the Employer pursuant to an employment agreement that was effective February 5, 2007 (the “Original Agreement”); and

WHEREAS, the Employer desires to terminate the Original Agreement and replace it with this Agreement; and

WHEREAS, Executive is willing to serve the Employer on the terms and conditions hereinafter set forth and has agreed to such changes; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in the job description for such Executive Position as established by the Board of Directors of the Employer (the “Board”) from time to time, and as may be set forth in the Bylaws and Certificate of Incorporation of the Company or the Bank. During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of Employer and in such capacity carry out such duties and responsibilities reasonably appropriate to that office. Executive shall report to the President and Chief Executive Officer.

2. TERM AND DUTIES.

(a) Three Year Contract; Daily Renewal. The Executive’s period of employment with the Employer under this Agreement (“Employment Period”) shall begin on the Effective Date and, except as provided in (b) below, shall renew daily, such that the remaining unexpired term of the Agreement shall always be thirty-six (36) months, until the date that the Bank gives the Executive written notice of non-renewal (“Non-Renewal Notice”). Except as otherwise provided in (b) below, the Employment Period shall end on the date that is thirty-six (36) months after the date of the Non-Renewal Notice, unless the parties agree that the Employment Period shall end on an earlier date.

(b) Effective upon the date that is the Executive’s 62nd birthday, the Employment Period shall not renew daily, this Agreement shall have a remaining (and declining) three year term, and the Employment Period shall expire and this Agreement shall terminate upon the date that is the Executive’s 65th birthday.

(c) Annual Performance Evaluation. On either a fiscal year or calendar year basis, (consistently applied from year to year), the Chief Executive Officer of the Employer (the “Chief Executive Officer”) or the Board shall conduct an annual evaluation of the Executive’s performance. The annual performance evaluation proceedings shall be reported to the Board and included in the minutes of the Board.

(d) Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period.

(e) Duties; Membership on Other Boards. During the Employment Period, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Chief Executive Officer or the Board, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Employer; provided, however, that, with the approval of the Chief Executive Officer or the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board’s or Chief Executive Officer’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require Chief Executive Officer or Board approval pursuant to this Section. For purposes of this Section, Chief Executive Officer or Board approval shall be deemed to have been granted as to service with any such business company or organization that Executive was serving as of the date of this Agreement and disclosed to the Chief Executive Officer or Board.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary. The Employer shall pay Executive a salary of not less than $161,400. per year (“Base Salary”). Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Chief Executive Officer or Board, and the Employer may increase, but not decrease, Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).

(b) Bonus and Incentive Compensation. Executive will be entitled to participate in any cash or equity-based incentive compensation or bonus plans or programs as the Employer may make available to senior executive officers from time to time. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, programs and arrangements as generally provided by the Bank or Company to their senior executive officers and for which Executive shall qualify. Without limiting the foregoing, the Executive may participate in the medical, health and other insurance (including life insurance) plans maintained by the Employer for the benefit of employees.

(d) Paid Time Off. Executive is entitled to no less than 4 weeks of paid vacation per year, plus 5 personal days and customary Bank holidays. Any unused paid time off during an annual period shall be treated in accordance with the Employer’s personnel policies as in effect from time to time.

(e) Expense Reimbursements. During the Employment Period, the Employer shall pay or reimburse Executive for her reasonable country club dues, all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement.. The Bank also shall reimburse Executive for fees and expenses associated with membership in trade associations or professional memberships related to the business of the Bank or the Company. All reimbursements under this Section 3(e) shall be paid as soon as practicable by the Employer upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined), the provisions of this section shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i) the involuntary termination by the Company or the Bank of Executive’s full-time employment hereunder for any reason other than a Termination for Cause, as defined in Section 8 hereof, or a termination upon Retirement as defined in Section 7 hereof, or a termination for Disability as set forth in Section 6 hereof; and

(ii) Executive’s resignation from the Employer’s employ upon any of the following events (which shall be treated as termination of employment for “Good Reason”), unless consented to by Executive:

(A) failure to appoint Executive to the Executive Position set forth in Section 1 above, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1 above (and any such material change shall be deemed a continuing breach of this Agreement);

(B) a relocation of Executive’s principal place of employment to a location that is more than thirty-five (35) miles from the location of the Employer’s principal executive offices as of the date of this Agreement;

(C) a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided in the Agreement as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees);

(D) a liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive; or

(E) a material breach of this Agreement by the Employer.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation within 90 days after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. The Employer shall have 30 days to remedy any event set forth in clauses (ii)(A) through (E) above; provided, however, that the Employer shall be entitled to waive such period and make an immediate payment hereunder. If the Employer remedies the event within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such event. If the Employer does not remedy the event within such 30-day cure period, then the Executive may deliver a Notice of Termination, as defined in Section 9(c) hereof, for Good Reason at any time within 60 days following the expiration of such cure period.

(iii) Executive’s involuntary termination of employment without cause or voluntary resignation for Good Reason from the Employer’s employ within one (1) year following a Change in Control (as defined in Section 5 below).

(b) Within 30 days following the occurrence of an Event of Termination, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash amount equal to three times the sum of (x) highest annual rate of Base Salary paid to Executive at any time under the Agreement, and (y) the average annual incentive bonus paid to Executive during the three completed calendar years preceding the Event of Termination; provided, however, that if such payment is made in connection with an involuntary termination of employment or voluntary resignation for Good Reason within one year after a Change in Control, then such payment is conditioned upon the Executive signing a general release acceptable to the Employer, in substantially the form set forth as Appendix A to this Agreement. Such payment shall not be reduced in the event Executive obtains other employment following termination of employment. Upon an Event of Termination, the Executive shall have such rights as specified in any other employee benefit plans or programs maintained by the Employer, as may be in effect from time to time.

(c) Upon the occurrence of an Event of Termination, the Employer will continue to provide, under the same cost-sharing arrangement as is in effect upon the Event of Termination, life insurance and non-taxable medical and health insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Employer for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Employer employees. Such coverage shall cease 36 months following the Event of Termination.

(d) Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), solely to the extent necessary to avoid penalties under Code Section 409A, payment to the Executive’s benefit pursuant to Sections 4(b) and 4(c), if applicable, shall be made to the Executive on the first day of the seventh month following the Executive’s Event of Termination; provided, however, that the six-month delay for such payment shall not apply in the event that the separation pay is due to upon an involuntary Separation from Service or a Good Reason Separation from Service and the amount of the separation pay does not exceed two times the lesser of (i) the Executive’s annualized compensation based upon his annual rate of pay for the taxable year preceding the year in which the Separation from Service occurs; or (ii) the limit set forth in Section 401(a)(17) of the Internal Revenue Code for the year in which the Separation from Service occurs (i.e. for 2009, $245,000), as provided in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which separation pay, if in excess of the limit, shall be made as provided herein up to the amount of the limit). “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company or the Bank or any affiliate is a publicly traded company.

(e) For purposes of this Agreement, Event of Termination shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Employer and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5. CHANGE IN CONTROL.

(a) For these purposes, a Change in Control of the Company or the Bank shall mean a change in control of a nature that:

(i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii) results in a Change in Control of the Bank or the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder by the Federal Reserve Board (collectively, the “BHCA”), or under the Bank in Control Act and the rules and regulations promulgated thereunder by the Federal Reserve Board, as in effect at the time of the Change in Control; or

(iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is implemented; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) Notwithstanding the preceding paragraphs of this Section, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then the cash severance payable under Section 4 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 4 being non-deductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

6. TERMINATION FOR DISABILITY OR DEATH.

(a) Termination of Executive’s employment based on “Disability” shall be construed to comply with Code section 409A and shall be deemed to have occurred if (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. The provisions of paragraph 6(b) and (c) shall apply upon the termination of the Executive’s employment for Disability.

(b) Executive shall participate in the short and long term disability plans and benefits offered by the Bank to senior executives, including, but not limited to, (i) long term disability income replacement benefits equal to no less than 60% of Executive’s base salary and bonus, based on Executive being unable to perform the required functions of Executive’s own occupation and (ii) supplemental retirement benefits under a long-term disability program, such that, in the event the Executive receives long term disability benefits, an additional amount will be credited for the benefit of the Executive and will be paid at the time and in the form specified in the plan documents. If Executive pays the premiums for such long-term disability coverage on an after-tax basis, the Bank shall increase Executive’s base salary by the grossed up amount necessary in order to accommodate Executive’s payment of such premiums, such that Executive’s net base salary is not decreased as a result of Executive’s payment of such premiums on an after-tax basis.

(c) The Employer will cause to be continued, under the same cost-sharing arrangement as is in effect for active employees, life insurance and non-taxable medical and health insurance coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Employer for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Employer employees or not available on an individual basis to an employee terminated for Disability. This coverage shall cease upon the earlier of (i) Executive’s full-time employment by another employer; (ii) Executive attaining the age of 65; or (iii) Executive’s death. Upon an termination of Executive’s employment due to Disability, the Executive shall have such rights as specified in any other employee benefit plans or programs maintained by the Employer, as may be in effect from time to time.

(d) In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by executive in writing) shall be paid a lump sum amount equal to two (2) times Executive’s Base Salary in effect at the time of Executive’s death, which will be paid within 30 days of the Executive’s death. Any payment due Executive by reason of any life insurance benefit provided to him under a plan maintained by the Employer shall offset this obligation, but such payments are in addition to any other benefits that the Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Employer for the benefit of the Executive, including, but not limited to, the Employer’s tax-qualified retirement plans, supplemental executive retirement plans (including any life insurance agreements related to the supplemental executive retirement plans).

7. TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age 65 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Employer and other plans to which Executive is a party.

8. TERMINATION FOR CAUSE.

(a) The Employer may terminate the Executive’s employment at any time, but any termination other than Termination for Cause, as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after Termination for “Cause.” Termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Code of Ethics of either the Bank or the Company, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Chief Executive Officer or the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, failure to perform stated duties after receiving written notice of Executive’s failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(b) For purposes of this Section 8, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the direction of the Chief Executive Officer or Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.

9. NOTICE.

(a) Any purported termination by the Employer for Cause shall be communicated by Notice of Termination to Executive. If, within 30 days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration and interest thereon (at the prime rate as published in The Wall Street Journal from time to time) paid to Executive as a cash lump sum within 30 days after the date the arbitration results are delivered to the Employer with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other purported termination by the Employer or by Executive shall be communicated by a Notice of Termination to the other party. If, within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Employer shall continue to pay Executive his Base Salary, and other compensation and benefits (including, without limitation, health insurance coverage) in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment for Good Reason is disputed by the Employer, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment for Good Reason was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination for Good Reason. If it is determined that the Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to the Executive under this Section 9 shall offset the amount of any severance benefits that are due to the Executive under this Agreement.

(c) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and “Date of Termination” shall mean the date of the Notice of Termination.

10. POST-TERMINATION OBLIGATIONS AND CONFIDENTIALITY.

(a) The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Company or the Bank, he shall not, without the written consent of the Employer, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank or any of their affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or the Bank or any of their affiliates or has headquarters or offices within thirty-five (35) miles of the locations in which the Company or the Bank or their affiliates has business operations or has filed an application for regulatory approval to establish an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Company or the Bank or their affiliates in the same geographic locations where the Company or the Bank or their affiliates has material business interests; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control or due to Termination for Cause; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank or their affiliates to terminate an existing business or commercial relationship with the Company or the Bank or their affiliates.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Employer and/or its affiliates, as may reasonably be required by the Employer and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Employer, or any of its affiliates. Executive shall be reimbursed by the Employer for out-of-pocket expenses associated with such assistance, provided that Executive submits appropriate receipts to the Employer for such expenses. Such reimbursements shall be paid in a cash lump sum no later than March 15 of the year after the year in which the expenses were incurred.

(c) Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company or the Bank, either during the period of the Executive’s employment or at any other time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating or belonging to the Company or the Bank, any of their respective subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment with the Company or the Bank. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive of any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company and the Bank, as the case may be, with prior notice of the contemplated disclosure and reasonably cooperates with the Company or Bank, as the case may be, at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(d) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of the Executive’s breach of this Section, agree that, in the event of any such breach by the Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Executive.

11. SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.

14. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. REQUIRED PROVISIONS.

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) The Employer may terminate the Executive’s employment at any time and for any reason, but any termination by the Company, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

16. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

19. ARBITRATION.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b) The arbitral tribunal shall consist of one arbitrator who shall be an attorney of recognized standing at the bar with at least 15 years experience in the practice of law. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Commercial Arbitration Rules and shall be a person who (i) maintains his or her principal place of business either within 75 miles of Buffalo, New York and (ii) had substantial experience in commercial and business matters. The Company or the Bank shall pay all of the fees and expenses of the arbitrator. The Bank shall pay all of the fees and expenses of the arbitrator, in a lump sum no later than two and one-half months after the end of the calendar year in which such expenses were incurred. The arbitration shall be conducted within the Buffalo, New York metropolitan area or in such other city in the Untied States of America as the parties to the dispute may designate by mutual written consent.

(c) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

(d) A decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced, against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(e) Nothing herein contained shall be deemed to give, the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

20. INDEMNIFICATION.

(a) The Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy. The Employer shall indemnify Executive to the fullest extent permitted against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of the of incurring such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided that the Employer shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

21. NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company: Evans Bancorp, Inc.

One Grimsby Dr

Hamburg, NY 14075

To the Bank: Evans Bank, N.A.

One Grimsby Dr

Hamburg, NY 14075

To the Executive            Gary A. Kajtoch

70 Baumann Rd

Williamsville, NY 14221

SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have each caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, effective as of the date first above written.

EVANS BANCORP, INC.
October 6, 2009	By:/s/David J.Nasca

Date	David J. Nasca
EVANS BANK, N.A.
October 6, 2009	By:/s/David J.Nasca

Date	David J. Nasca, President & C.E.O.
EXECUTIVE
October 6, 2009	/s/Gary A. Kajtoch

Date	Gary A. Kajtoch, C.F.O.

APPENDIX A

ACKNOWLEDGMENT AND RELEASE

This Acknowledgment and Release (the “Acknowledgment and Release”) is entered into as of—, by and between Gary A. Kajtoch (“Executive”), Evans Bank, NA (the “Bank”) and Evans Bancorp, Inc. (the “Company”).

WHEREAS, the Executive, the Bank and the Company have entered into an employment agreement dated        (the “Employment Agreement”); and

WHEREAS, the Executive, the Bank and the Company have agreed to terminate the Employment Agreement in exchange for payment of the severance benefits described in the Employment Agreement, which payment is contingent upon the execution of this Acknowledgment and Release;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Consideration. In full satisfaction of the benefits payable under the Employment Agreement (other than the Bank’s obligation to continue life insurance and non-taxable medical and health insurance coverage for 36 months following the date of termination of employment), no later than       , the Bank shall pay the Executive a lump sum payment in the amount of $      (the “Payment”).

2. Release and Waiver.

(a) Executive hereby agrees that the Payment will be in full satisfaction of all obligations of the Bank and the Company to Executive under the Employment Agreement, other than the Bank’s obligation to continue life insurance and non-taxable medical and health insurance coverage for 36 months following the date of termination of employment.

(b) Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases the Bank and the Company from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that he has had or now has, based on any and all aspects of the Agreements, including, but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act, the Fair Labor Standards Act (“FLSA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act, the Older Worker Benefits Protection Act, the New York Human Rights Law, the New York Labor Law, the Constitution of the State of New York, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission), or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the above, it is understood that Executive does not waive any rights he may have to vested benefits under any tax-qualified retirement, restricted stock or stock option awards, or any other benefit plan, contract or arrangement.

(c) Executive waives the rights and claims to the extent set forth above, and he also agrees not to institute, or have instituted, a lawsuit against the Bank and/or the Company based on any such waived claims or rights.

(d) Executive acknowledges that he/she has been instructed to, and has had the opportunity to review this Acknowledgment and Release with an attorney or any representative of his/her choosing before signing it. Executive further acknowledges that he/she has twenty-one (21) days from the date Executive receives this Acknowledgement and Release to consider this Acknowledgment and Release. Executive further acknowledges that he/she was given information about other employees laid off and retained within his/her department (if any), including their ages, and has had an opportunity to consider and review this information along with this Acknowledgment and Release.

(e) Executive shall have seven (7) days after signing this Acknowledgment and Release to revoke it. This Acknowledgment and Release shall not be effective nor will any consideration be provided until after the revocation period has passed. A revocation of this Acknowledgment and Release shall be written and shall not be effective unless actually received by the Bank and the Company on or before the 7th day after this Acknowledgment and Release has been signed.

(f) EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST THE BANK AND/OR THE COMPANY, TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT OR NOT OTHERWISE ADDRESSED HEREIN.

3. General Provisions.

(a) Heirs, Successors and Assigns. The terms of this Acknowledgment and Release shall be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to the Bank and the Company.

(b) Final Agreement. This Acknowledgment and Release represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Acknowledgment and Release may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c) Governing Law. This Acknowledgment and Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law.

(d) Counterparts. This Acknowledgment and Release may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(e) Severability. Any term or provision of this Acknowledgment and Release which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Acknowledgment and Release.

IN WITNESS WHEREOF, the parties hereto have signed this Acknowledgment and Release and the Executive hereby declares that the terms of this Acknowledgement and Release have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

EXECUTIVE

Date

EVANS BANK, N.A.

By:

Date

EVANS BANCORP, INC.

By:

Date